EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

EATON VANCE MUNICIPAL BOND FUND

OFFER TO PURCHASE FOR CASH UP TO 5% OR 2,846,127

OF ITS OUTSTANDING COMMON SHARES OF

BENEFICIAL INTEREST AT 98%

OF NET ASSET VALUE PER SHARE

THE OFFER TO PURCHASE WILL EXPIRE ON JANUARY 9, 2025,

AT 5:00 P.M. EASTERN TIME, UNLESS THE OFFER IS EXTENDED

To the Common Shareholders of Eaton Vance Municipal Bond Fund:

Eaton Vance Municipal Bond Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), is offering to purchase up to 5% or 2,846,127 (the “Offer Amount”) of its outstanding common shares of beneficial interest, with par value of $.01 per share (the “Shares”), for cash at a price equal to 98% of the net asset value (“NAV”) per Share as of the close of regular trading of the New York Stock Exchange (“NYSE”) on the Expiration Date (as defined below). The offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is designed to provide holders of the Shares (“Shareholders”) with the opportunity to redeem some or all of their Shares at a price close to NAV should they wish to do so.

In order to participate in the Offer, the materials described in the Offer must be transmitted to and received by Equiniti Trust Company, LLC, the depositary for the Offer, before 5:00 p.m. Eastern Time, January 9, 2025, or such later date to which the Offer is extended. The later of January 9, 2025 and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.” Should the Offer be extended beyond January 9, 2025, Shares will be purchased at 98% of the NAV of the Shares as of the close of regular trading of the NYSE on the date to which the Offer was extended.

The Shares are traded on the NYSE American LLC (the “NYSE American”) under the ticker symbol “EIM.” As of December 5, 2024, the closing price as of the close of regular trading of the NYSE American was $10.71 per Share. The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. As of the close of regular trading of the NYSE on December 5, 2024, the NAV was $11.53 per Share. During the pendency of the Offer, current NAV quotations can be obtained from EQ Fund Solutions, LLC, the information agent for the Offer (“Information Agent”) at 1-877-732-3614.

The Offer is open to all Shareholders. None of the Fund, its Board of Trustees (the “Board” or the “Trustees”), or Eaton Vance Management (“EVM”), the investment adviser for the Fund, makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer to Purchase and in the related Letter of Transmittal. If given or made, such recommendation, information, or representations may not be relied upon as having been authorized by the Board, the officers of the Fund, or EVM. The Fund has been advised that none of its Trustees, officers, or its investment adviser intends to tender any Shares pursuant to the Offer.

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis (disregarding fractional shares).

You should be aware that, if you tender Shares pursuant to the Offer, you will not be entitled to receive, with respect to tendered Shares that are accepted for repurchase by the Fund, any Fund dividend or distribution with a record date occurring on or after the date on which the Fund accepts the Shares for repurchase.

Questions and requests for assistance should be directed to the Information Agent at its address and telephone number set forth on page 6 of the Offer to Purchase. Shareholders may obtain additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Shares, you need not take any action.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and in the Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Shares, you need not take any action.

December 10, 2024

Table of Contents

SUMMARY TERM SHEET	1
THE OFFER	6
1. TERMS OF THE OFFER; EXPIRATION DATE	6
2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT	6
3. PROCEDURES FOR TENDERING SHARES	7
4. WITHDRAWAL RIGHTS	9
5. ACCEPTANCE FOR PAYMENT AND PAYMENT	10
6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	11
7. PRICE RANGE OF SHARES; DIVIDENDS	14
8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER	14
9. PURPOSE OF THE OFFER	16
10. INFORMATION CONCERNING THE FUND	17
11. INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES	18
12. LEGAL MATTERS; REGULATORY APPROVALS	19
13. CONDITIONS OF THE OFFER	19
14. FEES AND EXPENSES	20
15. MISCELLANEOUS	20

OFFER TO PURCHASE

EATON VANCE MUNICIPAL BOND FUND

OFFER TO PURCHASE FOR CASH UP TO 5% OR 2,846,127

OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information in this Offer to Purchase. To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). We have included section references to direct you to a more complete description in this Offer to Purchase of the topics in this Summary.

What and how many securities is Eaton Vance Municipal Bond Fund (the “Fund”) offering to purchase?

The Board of Trustees of the Fund (the “Board” or the “Trustees”) has authorized the Fund to conduct a cash tender offer to purchase up to 5% or 2,846,127 the “Offer Amount”) of its issued and outstanding common shares of beneficial interest, with par value of $.01 per share (the “Shares”), at the purchase price discussed below.

Are there conditions to the Offer?

The Offer is subject to certain customary conditions described in Section 13 of this Offer to Purchase.

How much and in what form will the Fund pay me for my Shares?

The Fund will pay cash for Shares purchased pursuant to the Offer, less any applicable withholding taxes. The purchase price will equal 98% of the Fund’s net asset value (“NAV”) per Share as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on the date the Offer expires (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in the Offer.

The Shares are traded on the NYSE American LLC (the “NYSE American”) under the ticker symbol “EIM.” As of December 5, 2024, the closing price as of the close of regular trading of the NYSE American was $10.71 per Share. The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. As of the close of regular trading of the NYSE on December 5, 2024, the NAV was $11.53 per Share. During the pendency of the Offer, current NAV quotations can be obtained from EQ Fund Solutions, LLC, the information agent for the Offer (“Information Agent”), at 1-877-732-3614. For more information, see Section 1, “Terms of the Offer; Expiration Date” and Section 5, “Acceptance for Payment and Payment.”

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension?

  The Offer expires on January 9, 2025 at 5:00 p.m. Eastern Time, unless the Fund extends the Offer. The later of January 9, 2025 and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.”

  The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of regular trading on the NYSE as of the new Expiration Date.

  If the Offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date.

If you hold your Shares directly, you have until the Expiration Date to decide whether to tender your Shares in the Offer. If you want to tender your Shares, but you cannot comply with the procedure for book-entry transfer by the Expiration Date, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, which would not allow sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. You should consult your broker or other Nominee Holder (as defined below) to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Shares and provide to such Nominee Holder any other required materials. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 2, “Extension of Tender Period; Termination; Amendment.”

Must the Fund accept all Shares tendered?

If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis (disregarding fractional shares). Shareholders cannot be assured that all of their tendered Shares will be repurchased. For more information, see Section 1, “Terms of the Offer; Expiration Date.”

Will I have to pay any fees or commissions on Shares I tender?

Shares will be purchased at 98% of the NAV of the Shares as of the close of regular trading of the NYSE on the Expiration Date, which amount is expected to more than offset the costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer. Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except under certain circumstances. For more information see Section 1, “Terms of the Offer; Expiration Date,” Section 5, “Acceptance for Payment and Payment” and Section 14, “Fees and Expenses.”

Does the Fund have the financial resources to pay me for my Shares?

Yes. If the Fund purchased 5% or 2,846,127 Shares at 98% of the December 5, 2024 NAV of $11.53 per Share, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer would be approximately $32,161,235.10. Available sources of funds for the purchase of tendered Shares include cash on hand and the liquidation of portfolio instruments. Although permitted to do so, the Fund does not expect to increase its use of leverage to finance the purchase of any tendered Shares. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer.”

How do I tender my Shares?

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other Shareholders wishing to participate in the Offer must, prior to the Expiration Date, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Equiniti Trust Company, LLC (the “Depositary”) at the address provided below:

The Depositary for the Offer:

Equiniti Trust Company, LLC

By hand, mail, express mail, courier or any other expedited service:

Equiniti Trust Company, LLC

55 Challenger Road

Suite #200

Ridgefield Park, New Jersey 07660
Attn: Reorganization Department

By facsimile transmission (for eligible institutions only):

718-765-8758

You must comply with the book-entry delivery procedure set forth in Section 3.C of this Offer to Purchase. The Depositary must receive these materials prior to the date and time the Offer expires. For more information, see Section 3, “Procedures for Tendering Common Shares.”

Must I tender all of my Shares for purchase?

No. You may tender for purchase none, all or some of the Shares you own. For more information, see Section 1, “Terms of the Offer; Expiration Date.”

Until what time can I withdraw tendered Shares?

You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, after the Offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by February 7, 2025, the date that is 40 business days from commencement of the Offer.

Withdrawals of tendered Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date. For more information, see Section 4, “Withdrawal Rights.”

How do I withdraw tendered Shares?

If you desire to withdraw tendered Shares, you should either:

  Give proper written notice to the Depositary; or
  If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

For more information, see Section 4, “Withdrawal Rights.”

What are the tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer by a U.S. shareholder other than a Shareholder exempt from tax or investing through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Shares for cash generally will be treated either as (1) a sale or exchange of the Shares, or (2) a distribution with respect to the Shares that is treated in whole or in part as a taxable dividend. Each Shareholder should consult its tax adviser as to the tax consequences of tendering its Shares in the Offer. For more information, see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

What is the purpose of the Offer?

On July 12, 2024, the Fund announced that it had commenced a four-month measurement period, beginning July 9, 2024 through November 8, 2024, whereby if, during such period, the Shares trade at an average discount to NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period) (the “First Trigger Event”), the Fund would conduct a conditional tender offer (this Offer) within 20 business days of the date on which the First Trigger Event occurs. The Offer would be for up to 5% of the Fund’s then-outstanding Shares at 98% of NAV per share as of the close of regular trading on the NYSE on the date the tender offer expires. The Fund has determined that the conditions of the First Trigger Event have been met.

Please bear in mind that none of the Fund, the Board, nor EVM, has made any recommendation as to whether you should tender any or all of your Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as contained herein or in the Letter of Transmittal. If given or made, such recommendation, information, or representations may not be relied upon as having been authorized by the Board, the officers of the Fund, or EVM. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. For more information, see Section 9, “Purpose of the Offer.”

This Offer to Purchase and the Letter of Transmittal relate solely to the Offer and do not relate to any subsequent conditional tender offer.

What are the most significant conditions of the Offer?

The Fund may not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board, would make it inadvisable to proceed with the Offer, purchase or payment. The following is not a complete list. For a complete list of the conditions of the Offer, please see Section 13, “Conditions of the Offer.”

  The purchase of Shares in the Offer would result in the delisting of the Shares from the NYSE American.
  The Offer could impair compliance with U.S. Securities and Exchange Commission (“SEC”) or Internal Revenue Service (“IRS”) requirements.
  The purchase of Shares in the Offer would result in a failure to comply with the applicable asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding.
  The Fund would be unable to sell portfolio instruments in connection with or as a result of the Offer in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those Shareholders who do not tender their Shares.
  In the Board’s good faith and reasonable judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.
  The suspension of or limitation on prices for trading securities generally on the NYSE American or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System.
  Any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, Massachusetts or New York, or any other jurisdiction.
  Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.
  Any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies.
  In the Board’s judgment, the Fund or its Shareholders might be adversely affected if Shares were purchased in the Offer.
  The Board determines in good faith that the purchase of Shares might constitute a breach of its fiduciary duty.

 If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions, and bearing greater brokerage and other transaction expenses, from the sale of portfolio instruments to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance. For more information, see Section 8, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Fees and Expenses.”

What action need I take if I decide not to tender my Shares?

No action is required if you decide not to tender your shares.

How do I obtain more information about the Offer?

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, or other documents may be directed to the Information Agent at its telephone number below. If you own Shares through a broker or other Nominee Holder, you may call your broker or other Nominee Holder for assistance.

The Information Agent for the Offer is:

EQ Fund Solutions, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

1-877-732-3614

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment and purchase for cash for up to 5% or 2,846,127 of its issued and outstanding Shares at a price equal to 98% of the NAV per Share as of the close of regular trading of the NYSE on the date the Offer expires, January 9, 2025, or if the Offer is extended, as of the close of regular trading of the NYSE on the date to which the Offer is extended. As of the close of regular trading of the NYSE on December 5, 2024, the Fund’s NAV was $11.53 per Share. During the pendency of the Offer, current NAV quotations can be obtained from EQ Fund Solutions, LLC, the information agent for the Offer (“Information Agent”) at 1-877-732-3614. The Fund reserves the right to extend the Offer at any time. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:30 a.m. Eastern Time on the next business day after the Offer otherwise would have expired. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering Shareholder to withdraw his, her or its Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

The Offer is being made to all Shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 5% of the Fund’s outstanding Shares, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis (disregarding fractional shares). Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued Shares of the Fund. Under no circumstances will interest be paid on the Offer price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

When considering whether to tender Shares, Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that the Shareholders would be entitled to receive upon a liquidation of the Fund.

Shares will be purchased at 98% of the NAV of the Shares as of the close of regular trading of the NYSE on the Expiration Date, which amount is expected to more than offset the costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer. Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment.”

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. Specifically, shareholders who choose to participate in the Offer can expect payment for Shares tendered and accepted to be mailed within approximately three business days after the Expiration Date. If payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be returned in, the name of any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Shares to the Fund pursuant to the Offer, then the amount of any share transfer taxes (whether imposed on the registered holder(s), such other persons or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of December 5, 2024, there were 56,922,547 Shares outstanding, and there were approximately 96 holders of record of these Shares. As of the date of this Offer to Purchase, the Fund has been advised that none of its Trustees, officers nor investment adviser intend to tender any Shares pursuant to the Offer.

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2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of regular trading of the NYSE on the newly designated Expiration Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares, in each case upon the occurrence of any of the conditions specified in Section 13, “Conditions of the Offer;” and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. Eastern Time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-l(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement in any particular manner.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund unilaterally decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

3. PROCEDURES FOR TENDERING SHARES

A. Proper Tender of Shares.

Shareholders that are registered in the name of a Nominee Holder should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. Eastern Time on the Expiration Date:

(a)	A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or an “Agent’s Message” as described in Section 3.C, “Book Entry Delivery Procedures”), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page 2 of this Offer to Purchase; and
(b)	The tendering Shareholder must comply with the book-entry delivery procedure set forth in Section 3.C, “Book Entry Delivery Procedures.”

If you want to tender your Shares, but you cannot comply with the procedure for book-entry transfer by the Expiration Date of the Offer, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, which would not allow sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act. Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Fund.

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Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tendering to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the offeror prior to or on the expiration date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation that (i) such Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering Shareholder shall, subject to and effective upon acceptance of payment for the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (b) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Shareholder shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

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C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below), must be transmitted to and received by the Depositary at the appropriate address set forth on page 2 of this Offer to Purchase before 5:00 p.m. Eastern Time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THE OFFER.

D. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, EVM, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

E. U.S. Federal Income Tax Withholding.

Payments made to tendering Shareholders pursuant to the Offer may be subject to withholding pursuant to the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder. For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Shareholders, see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer will be irrevocable. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. Eastern Time on the Expiration Date. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. In addition, after the Offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by February 7, 2025, the date that is 40 business days from commencement of the Offer. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 2 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

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Any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.

Neither the Fund, EVM, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3, “Procedures for Tendering Shares,” prior to 5:00 p.m. Eastern Time on the Expiration Date.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, “Withdrawal Rights,” promptly after the Expiration Date of the Fund’s Offer. Specifically, shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately three business days after the Expiration Date. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender or if a Shareholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment and cash purchase plan will be returned to the dividend reinvestment and cash purchase plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 13, “Conditions of the Offer.”

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A tendering U.S. Shareholder or other payee who fails to fully complete and sign an IRS Form W-9 (or substitute form) may be subject to U.S. federal income backup withholding on the gross proceeds paid to such Shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders (as defined in Section 6, “Certain Material U.S. Federal Income Tax Consequences” below) should provide the Depositary with an appropriate and properly completed IRS Form W-8BEN or W-8BEN-E (or substitute form) in order to avoid backup withholding. A copy of IRS Form W-9, W-8BEN or W-8BEN-E will be provided upon request from the Depositary. See Section 3, “Procedures for Tendering Shares” and Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Code, applicable Treasury regulations, IRS rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Shareholders should also consult their own tax advisors regarding their particular situation and the potential tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.

As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) a citizen or resident of the United States, (ii) a corporation (other entity taxable as a corporation) created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Shares, the tax treatment of an owner of such an entity or arrangement generally will depend on the status of the owner and the activities of the entity or arrangement. The term “Non-U.S. Shareholder” refers to a Shareholder who is not a U.S. Shareholder.

Sale or Exchange of Shares. A Shareholder whose Shares are repurchased pursuant to the Offer generally will be treated as having sold the Shares and (other than tax-exempt Shareholders) will recognize gain or loss for U.S. federal income tax purposes, so long as either (a) such Shareholder tenders, and the Fund repurchases, all of such Shareholder’s Shares (i.e., the Shareholder reduces its percentage ownership of the Fund to 0%) or meets certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise is treated as being “not essentially equivalent to a dividend” under current U.S. federal income tax law. For these purposes, a Shareholder’s ownership of the Fund is determined after applying the ownership attribution rules under Section 318 of the Code. Under Section 318 of the Code, a Shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the Shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular Shareholder’s situation. Such gain or loss will equal the difference between the price paid by the Fund for the Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the Shares sold. A Shareholder’s holding period for Shares repurchased pursuant to the Offer will terminate as of the Expiration Date. A tendering Shareholder’s gain or loss will generally be capital gain or loss if the Shares sold are held by the Shareholder at the time of sale as capital assets and will be treated as long-term capital gain if the Shares have been held for more than one year or as short-term if the Shares have been held for one year or less. It is expected that, if a Shareholder is treated as having sold Shares pursuant to the Offer and realizes a gain upon such sale, and if one or more payments are received after the close of the taxable year of the Shareholder in which the Expiration Date occurs, unless the Shareholder elects otherwise, the gain will be accounted for under the installment sale rules for U.S. federal income tax purposes and the Shareholder will generally recognize any such gain as and when proceeds are received, likely allocating tax basis according to the presumed percentage of the total payment received in each installment. To the extent that a portion of any such gain is treated as interest, that portion will be taxed to the Shareholder as ordinary income.

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The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.

In the event that a tendering Shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such Shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed held under Section 318 of the Code) by the Shareholder after the tender (a “Section 301 distribution”). Such distribution, which will equal the price paid by the Fund to such Shareholder for the Shares sold, will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution. Any such dividend will constitute an ordinary income dividend, an exempt-interest dividend or a capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. The excess will be treated as a return of capital reducing the Shareholder’s tax basis in the Shares held after the Offer (but not below zero), and thereafter as capital gain. In the case of a tendering Shareholder that is a corporation treated as receiving a Section 301 distribution from the Fund in connection with the transaction, special basis adjustments might also apply with respect to any Shares of such Shareholder not repurchased in connection with the Offer.

Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that Shareholders whose percentage ownership of the Fund increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it, and treated as provided in the immediately preceding paragraph. Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Shareholder on the sale of a Share held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Share. A Shareholder’s ability to use capital losses may be limited under the Code.

Non-U.S. Shareholders. Provided the sale of Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not effectively connected with a trade or business carried on in the United States by such Non-U.S. Shareholder, will not be subject to any U.S. federal income tax. If, instead, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a Section 301 distribution by the Fund that is treated in whole or in part as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Fund resulting from other Shareholders’ sale of Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty).

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If any gain or dividend income realized in connection with the tender of Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the United States by the Non-U.S. Shareholder, such gain or dividend will be taxed at the graduated rates applicable to U.S. Shareholders. If a Non-U.S. Shareholder is eligible for the benefits of a tax treaty, any gain or dividend income that is effectively connected with a U.S. trade or business will generally be subject to U.S. federal income tax on a graduated basis only if it is also attributable to a permanent establishment maintained by such Non-U.S. Shareholder in the United States. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to a 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on such effectively connected income.

As the Fund may be unable to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, the Fund may withhold up to 30% of payments made to a Non-U.S. Shareholder or its agents. In that case, such Non-U.S. Shareholder may be eligible to file for a refund of such tax or a portion of such tax if all or a portion of the tender of Shares pursuant to the Offer is treated as a sale or exchange for U.S. federal income tax purposes or if such Non- U.S. Shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Fund withheld at a higher rate.

In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an IRS Form W-8BEN, W-8BEN-E or substitute form). Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding. The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual Shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding.

Shareholders should provide the Fund with a completed IRS Form W-9, W-8BEN, W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, provided the appropriate information is timely furnished to the IRS.

Other Tax Consequences. The Fund’s purchase of Shares in the Offer may directly result in, or contribute to, a subsequent limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Shareholders who remain Shareholders following the completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders, including distributions taxable as ordinary income. See “Tax Recognition of Capital Gains” in Section 8, “Source and Amount of Funds; Effect of the Offer” below.

Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more in the case of an individual Shareholder or $10 million or more in the case of a corporate Shareholder (or a greater loss over a combination of years), such Shareholder must file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio instruments are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company (“RIC”) are not excepted. Future guidance may extend the current exception from this reporting requirement to Shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in Shares.

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FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its Shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that Shareholder at a rate of 30% on ordinary dividends it pays. The IRS and the U.S. Department of Treasury have issued proposed regulations providing that these withholding rules will not be applicable to the gross proceeds of share redemptions or capital gain dividends the Fund pays. If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.

In addition to the withholding described above under “Non-U.S. Shareholders,” as the Fund may be unable to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, the Fund may withhold under FATCA up to 30% of any payment to a tendering Shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.”

Certain Non-U.S. Shareholders may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Shareholder generally must provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the Shareholder’s status under FATCA.

Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7. PRICE RANGE OF SHARES; DIVIDENDS

The Fund commenced investment operations on August 30, 2002 as an NYSE American-listed company, and its Shares are traded on the NYSE American under the symbol “EIM.” The following table sets forth for each of the periods indicated the highest and lowest closing market prices per Share on the NYSE American:

	Market Price on the NYSE American ($)		NAV per Share on Date of Market Price ($)
Fiscal Quarter Ended	High	Low	High	Low
September 30, 2024	10.93	10.21	11.56	11.45
June 30, 2024	10.65	9.94	11.39	11.13
March 31, 2024	10.42	9.81	11.52	11.46
December 31, 2023	10.15	8.64	11.61	10.23
September 30, 2023	10.12	8.95	11.57	10.49
June 30, 2023	10.37	9.75	11.74	11.21
March 31, 2023	10.66	9.93	11.78	11.24
December 31, 2022	10.39	9.40	11.25	10.67

The Fund intends to declare and pay a dividend to Shareholders at least monthly. Any capital gains are distributed at least annually. The tender of Shares, unless and until such tendered Shares are accepted for payment, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends or distributions payable by the Fund.

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8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

The actual cost to the Fund of purchasing Shares from the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 98% of the NAV of the Shares on the Expiration Date. If the NAV of the Shares on that date were the same as the NAV per share on December 5, 2024, and if 5% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $32,161,235.10. Of course, the NAV of the Shares can change every business day. You can obtain current NAV quotations from EQ Fund Solutions, LLC, the Information Agent at 1-877-732-3614.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from any cash on hand and from proceeds of sales of instruments in the Fund’s investment portfolio.

Although permitted to do so, the Fund does not expect to increase its use of leverage to finance the purchase of any tendered Shares. See “Effect on NAV and Consideration Received by Tendering Shareholders” below for more information.

The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio instruments to raise cash to finance the Offer, the over-supply of portfolio instruments for sale could cause market prices of the Fund’s portfolio instruments, and hence the NAV of the Shares, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of regular trading of the NYSE on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Shareholders would be less than it otherwise might be. In addition, a sale of portfolio instruments will cause increased transaction expenses, and the Fund may receive proceeds from the sale of portfolio instruments that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders, and also reducing the NAV for non-tendering Shareholders. However, because the Offer price is for 98% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV of Shares outstanding following completion of the Offer.

The Fund may sell portfolio instruments during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives and invest consistent with its investment strategy. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of the Offer. Specifically, shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately three business days after the Expiration Date. If on or prior to the Expiration Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio instruments and raise sufficient cash.

Tax Recognition of Capital Gains. As noted above, the Fund may be required to sell portfolio instruments in order to raise cash to meet purchase requests pursuant to the Offer. The actual tax effect of such sales will depend on the difference between the price at which such portfolio instruments are sold and the tax basis of the Fund in such securities. Any capital gains recognized in any such sales on a net basis, after reduction by any available capital losses, including capital loss carryforwards, will be distributed to Shareholders as capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or ordinary dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will be taxable to Shareholders. Any such sales (1) could require Shareholders holding Shares at the time of a declaration of distributions to pay taxes on greater distributions of capital gains recognized by the Fund than they otherwise would have absent such sales; and (2) could require the Fund to sell additional portfolio instruments in order to raise cash to make such additional distributions, thereby requiring the Fund, in turn, to realize and recognize additional capital gains.

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It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio instruments at the time that the Fund is required to sell such portfolio instruments, and hence the amount of capital gains or losses that would be realized and recognized. As of December 5, 2024, the Fund had net unrealized gains of $42,308,746.22, net realized losses for the current fiscal year to date of $(1,957,222.70), and capital loss carryforwards of $(98,803,124) from its most recent tax year-end of September 30, 2024.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of Shares tendered pursuant to the Offer will have tax consequences for tendering Shareholders and may also have tax consequences for non-tendering Shareholders. See Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Shareholders. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification, potentially greater exposure to leverage, and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than 5% of the Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis (disregarding fractional shares). Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

9. PURPOSE OF THE OFFER

Karpus Management, Inc. d/b/a Karpus Investment Management (“Karpus”) is a holder of the Shares. In early 2024, representatives of Karpus initiated discussions with EVM concerning (among other things) the discount present in the market price of the Shares as compared to their NAV. Following multiple discussions, EVM and Karpus reached an agreement on May 1, 2024 and entered into a Standstill Agreement (the “Standstill Agreement”) pursuant to which EVM agreed to propose a tender offer (the “Prior Offer”) to the Board, along with two conditional tender offers, and Karpus agreed to, among other things, certain constraints on its activities with respect to the Fund and certain other funds (these funds, together with the Fund, the “EV Funds”) within the Eaton Vance fund complex during a restricted period. For more information, see Section 11, “Interests of the Trustees and Officers; Transaction and Arrangements Concerning the Shares.”

The Prior Offer commenced on June 7, 2024 and expired on July 9, 2024. The tender offer described in this Offer is the initial conditional tender offer. EVM agreed to propose to the Board the Offer for 5% of the Fund’s outstanding Shares at 98% of NAV, if during a four-month period commencing on the date of the close of the Prior Offer, the Shares trade at an average discount to its NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period). EVM also agreed to propose a second conditional tender offer for 5% of the Fund’s outstanding Shares at 98% of NAV, if during a four-month period commencing on the first business day after the nine-month anniversary of the commencement of the Prior Offer, the Shares trade at an average discount to its NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period) (the “Second Conditional Tender Offer” and together with the Offer, the “Conditional Tender Offers,” and the Conditional Tender Offers collectively with the Prior Offer, the “Tender Offers”).

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EVM recommended, and the Board approved the Tender Offers. Among other things, the Board considered that the Tender Offers: (i) would provide Shareholders with partial liquidity at close to NAV; (ii) may result in a temporary reduction in the Fund’s trading discount; and (iii) because the Tender Offers would be conducted at a 2% discount to NAV, the Tender Offers would result in an accretion to the NAV of the shares of remaining Shareholders. The Board also considered that the Tender Offers may also have certain negative consequences for the Fund, including: (i) a decrease in net assets and an associated increase in the Fund’s per share total expense ratio; (ii) expenses associated with conducting the Tender Offers; (iii) potential tax consequences to the Fund and the Shareholders; and (iv) the likelihood that any reduction in the Fund’s trading discount resulting from the Tender Offers will be temporary.

This Offer to Purchase and the Letter of Transmittal relate solely to the Offer and do not relate to the Second Conditional Tender Offer or any subsequent offer.

None of the Fund, its Board, or EVM makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

10. INFORMATION CONCERNING THE FUND

The Fund is a closed-end management investment company organized as a Massachusetts business trust. The Fund’s principal executive offices are located at One Post Office Square, Boston, Massachusetts 02109 telephone: (617) 482-8260. The Shares were first issued to the public on August 30, 2002.

Available Information about the Fund. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statement and other information with the SEC relating to its business, financial condition and other matters. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund is listed on the NYSE American. The Fund’s investment objective is to provide current income exempt from federal income tax, including the alternative minimum tax (“AMT”). During normal market conditions, at least 80% of the Fund’s net assets will be invested in municipal obligations, the interest on which is exempt from federal income tax, including the AMT, and that are rated A or better by Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”) or Fitch Ratings (“Fitch”). The foregoing 80% policy may not be changed without shareholder approval. Under normal market conditions, the Fund expects to be fully invested (at least 95% of its net assets) in accordance with its investment objective. The Fund may invest up to 20% of its net assets in municipal obligations rated BBB/Baa or below (or unrated obligations deemed by the EVM to be of equivalent quality), provided that not more than 15% of its net assets may be invested in municipal obligations rated below B (or unrated obligations deemed by EVM to be of equivalent quality) and may invest up to 20% of its net assets in bonds on which the interest is subject to the AMT. When a municipal obligation is split rated (meaning rated in different categories by Moody’s, S&P or Fitch), the Fund will deem the higher rating to apply. The Fund may sell portfolio instruments during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective and invest consistent with its investment strategy.

The Fund is required to disclose in proxy statements certain information, as of particular dates, concerning the Trustees and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund also has filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information are available on the SEC’s website (http://www.sec.gov).

Agreements Involving the Fund. EVM acts as the investment adviser for the Fund pursuant to an investment advisory agreement.

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The Fund also is a party to certain other service agreements. The Fund has an administrative services agreement with EVM that provides that EVM shall provide the Fund with administrative personnel and services. Equiniti Trust Company, LLC is the Fund’s transfer agent, registrar and dividend disbursing agent. Equiniti Trust Company, LLC also serves as the Fund’s Depositary for the Offer. EQ Fund Solutions, LLC serves as the Fund’s Information Agent for the Offer. State Street Bank and Trust Company serves as the custodian for the Fund. The amounts paid by the Fund under these service agreements are or will be disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

11. INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

The business address of the Trustees and officers of the Fund is One Post Office Square, Boston, Massachusetts 02109.

As of the date of this Offer to Purchase, none of the Trustees, officers, or associates (as such term is used in Rule 12b-2 under the Exchange Act) beneficially own any Shares of the Fund.

To the best of the Fund’s knowledge, none of the Trustees, officers, or associates currently intends to tender Shares pursuant to the Offer.

The members of the Board are: Alan C. Bowser, Mark R. Fetting, Cynthia E. Frost, George J. Gorman, Valerie A. Mosley, Keith Quinton, Marcus L. Smith, Nancy Wiser Stefani, Susan J. Sutherland and Scott E. Wennerholm. None of the Board members are “interested persons” of the Fund, as that term is defined in the 1940 Act.

The principal executive officer of the Fund is Kenneth A. Topping. The principal financial officer of the Fund is James F. Kirchner. Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o Eaton Vance Municipal Bond Fund, One Post Office Square, Boston, Massachusetts 02109, Attn: Nicholas S. Di Lorenzo, Secretary.

Based on the Fund’s records and upon information provided to the Fund by its Trustees, officers, and associates (as such term is used in Rule 12b-2 under the Exchange Act) neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of the Fund, has effected any transactions in the Shares during the sixty day period prior to the date hereof.

On May 1, 2024, EVM entered into an agreement with Karpus, pursuant to which EVM recommended to the Board, and the Board approved, among other things, the Tender Offers, and Karpus agreed to, among other things, certain constraints on its activities with respect to the Fund and certain other funds within the Eaton Vance fund complex during the “Restricted Period” (defined below), including the following:

(a)	Karpus withdrew its trustee nominations and all other shareholder proposals it previously submitted in connection with the Fund’s 2024 annual meeting of shareholders.
(b)	Karpus agrees that it will not, directly or indirectly, submit any shareholder proposal or nomination to any EV Fund during the Restricted Period.
(c)	During the Restricted Period, Karpus shall appear by proxy or otherwise at any annual or special meeting of shareholders of an EV Fund, and cause all shares Karpus beneficially owns of such EV Fund as of the record date for such meeting to be counted as present thereat for purposes of a quorum.
(d)	During the Restricted Period, if Karpus owns securities of an EV Fund as of the date of this Agreement or acquires or otherwise holds or controls shares during the Restricted Period, it will be a “Passive Investor.” Pursuant to the Standstill Agreement, being a Passive Investor means that during the Restricted Period, Karpus will not, directly or indirectly, with respect to any EV Fund: (i) submit any shareholder proposals for the vote or consent (collectively, “vote”) of shareholders (whether pursuant to Rule 14a-8 under the

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Exchange Act or otherwise) or any proposal for consideration by such EV Fund’s Board of Trustees (with respect to any EV Fund, including the Fund, the “EV Fund Board”) or seek to call a shareholder meeting; (ii) nominate any candidate for election as a trustee or otherwise seek appointment to or representation on the EV Fund Board or seek removal of any EV Fund Board member; (iii) solicit proxies or make, participate in or encourage any “solicitation” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) under the Exchange Act from the definition of “solicitation”) for proxies for any shareholder proposals or nominations of candidates for election as trustees or take any action resulting in Karpus becoming a “participant” in any “election contest” (as such terms are defined in the proxy rules of the SEC); (iv) engage, directly or indirectly, in any short sale that derives substantially all of its value from a decline in the market price of an EV Fund; or (v) form, join or participate in any way in any partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act with respect to such EV Fund, or deposit such EV Fund shares in a voting trust, arrangement or agreement, or subject such EV Fund shares to a voting trust, arrangement or agreement.
(e)	Karpus agrees to take all measures practicable to prevent present and future Karpus officers, directors, partners, employees and representatives from engaging in conduct otherwise prohibited by this Agreement. Upon the written request of an EV Fund, Karpus shall notify such EV Fund in writing of the number of shares beneficially owned by Karpus.

For purposes of EIM, the “Restricted Period” refers to the period commencing with the date of the Standstill Agreement and ending upon the earlier of (i) the two year anniversary of the Standstill Agreement; (ii) sixty days prior to the nomination deadline for the Fund’s 2026 annual meeting of shareholders; or (iii) sixty days prior to the date that is the last date that a shareholder proposal is permitted to be submitted to the Fund for its 2026 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act.

A copy of the Standstill Agreement is included as an exhibit to the Fund’s Schedule TO for the Prior Offer, as filed with the SEC on June 7, 2024, and incorporated by reference to the Fund’s Schedule TO for this Offer. Except as described above, to the best of the Fund’s knowledge, the Fund knows of no other agreement, arrangement or understanding, contingent or otherwise, or whether legally enforceable, between (a) the Fund, any of the Fund’s officers or Trustees, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered in response to the Offer pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions described in Section 13, “Conditions of the Offer.”

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13. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, which may be changed by the Board, and it is a condition to the Offer that the Fund cannot accept tenders or effect repurchases during any period if:

(1)	such transactions, if consummated, would (a) result in delisting of the Shares from the NYSE American (the NYSE American LLC Company Guide provides that the NYSE American would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets are each less than $5,000,000 for more than 60 consecutive days or it ceases to maintain its closed-end status); (b) cause the Fund to fail to qualify and to be treated as a regulated investment company under the Code (which would subject the Fund to tax on its taxable income at corporate rates, and cause all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, to be taxable to shareholders as ordinary income); or (c) result in a failure to comply with asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding;

(2)	the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio instruments that the Fund would not be able to liquidate portfolio instruments in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Shareholders;

(3)	there is any (a) in the Board’s good faith and reasonable judgment, material legal action or proceeding instituted or threatened challenging the legality of such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE American or other national securities exchange(s), or the NASDAQ National Market System; (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, Massachusetts or New York; (d) limitation affecting the Fund or the issuers of its portfolio instruments imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Shareholders if tendered Shares were purchased; or

(4)	the Board determines, in good faith, that effecting any such transaction would constitute a breach of the fiduciary duty it owes to the Fund or its Shareholders.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2, “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

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14. FEES AND EXPENSES

The Fund has retained EQ Fund Solutions, LLC to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, or email, and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

15. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of the Shares is not in compliance with applicable law. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer is not in compliance with any applicable law. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, are available on the SEC’s website (http://www.sec.gov).

The Fund has not authorized any person to make any recommendation on its behalf regarding whether Shareholders should tender or refrain from tendering Shares in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. Shareholders should not rely upon any recommendation, information or representation that is given or made as having been authorized by the Fund, the Board, the officers of the Fund, its adviser, the Fund’s transfer agent, the Depositary or the Information Agent.

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The Letter of Transmittal and any other required documents should be sent by each Shareholder or such Shareholder’s broker, dealer, bank, trust company or other nominees to the Depositary as set forth below.

The Depositary for the Offer is:

Equiniti Trust Company, LLC

By hand, mail, express mail, courier or any other expedited service:

Equiniti Trust Company, LLC

55 Challenger Road

Suite #200

Ridgefield Park, New Jersey 07660
Attn: Reorganization Department

By facsimile transmission (for eligible institutions only):

718-765-8758

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, or other documents may be directed to the Information Agent at its telephone number below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

EQ Fund Solutions, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

1-877-732-3614

Eaton Vance Municipal Bond Fund

December 10, 2024